Exhibit 2.1

SHARE EXCHANGE AND PURCHASE AGREEMENT

BY AND AMONG

AGRICON GLOBAL CORPORATION

AND

CANOLA PROPERTY GHANA LIMITED

AND ITS PRINCIPAL SHAREHOLDERS:

INVEST IN GHANA CO. LIMITED, AND

GLOBAL GREEN CAPACITY LIMITED

MARCH 30, 2012

THIS AGREEMENT FOR SHARE PURCHASE AND EXCHANGE (this “Agreement,” this Share Exchange Agreement,” or this “SEA”) is made and entered into effective March 30, 2012, by and among Agricon Global Corporation, a Delaware corporation (formerly, BayHill Capital Corporation, “Agricon”), Canola Property Ghana Limited, a Ghana limited company (“CPG”) and the shareholders of CPG, Invest in Ghana Co. Limited and Global Green Capacity Limited (the “SHG”). Each of Agricon, CPG and SHG is referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which SHG will trade all their equity interests in CPG for newly to be issued common shares of Agricon (the “Merger”) and CPG will become a wholly owned subsidiary of Agricon, all in accordance with the terms hereof; and

WHEREAS, the board of directors of Agricon and the board of directors and shareholders of CPG have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with applicable law, and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors of Agricon and the board of directors and shareholders of CPG have determined that this Agreement is advisable, fair to and in the best interests of their respective companies and stockholders;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Parties agree as follows:

1.                   The Merger.

1.1 Merger. Upon and subject to the terms and conditions of this SEA, at the Effective Time, SHG will surrender all the equity shares in CPG, and all or any certificates representing the same (the “CPG Equity” as more fully defined below) to Agricon or as directed by Agricon; and reciprocally, Agricon will issue and deliver to the SHG or as directed by SHG the newly issued shares of Agricon and certificates representing the same (the

“Agricon Shares” as more fully defined below). Whereupon, and without more, the effect of the foregoing will be that CPG becomes a wholly owned subsidiary of Agricon and CPG will continue to operate, uninterrupted and without more as a Ghana limited company.

1.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ClearWater Law & Governance Group, LLC, US counsel to the transaction (“ClearWater”) and at the offices of Oxford & Beaumont, Ghanaian counsel to the transaction (“O&B”) or such other location or locations as shall be mutually agreed upon by the Parties (and with consent of the Parties, concurrently in such additional places as is appropriate given the nature of the transactions), commencing at 11:00 a.m. Salt Lake City time, on March 31, 2012, or on the first business day following the date of this Agreement, when the conditions to the Closing set forth herein have first been satisfied or waived, or such later or earlier time and date as are mutually agreed to by Agricon and SHG (the “Closing Date”).

1.3 Closing; Deliveries. At the Closing, the SHG is hereby deemed to deliver to Agricon the CPG Equity and will promptly deliver to Agricon or its agent, certificates representing 100% of the equity interests in CPG, the “CPG Equity,” and Agricon is hereby deemed to deliver to the SHG the Agricon Shares and will promptly deliver to the SHG and or their designees or its/their agent(s) and/or the Escrow Agent, as provided below, certificates representing the “Agricon Shares.”

1.4 The CPG Equity. The SHG represent and warrant that they are the sole owners of the 75,000 outstanding shares of CPG (defined as the “SHG Equity”) and that no other person has any equity or any right to any equity in CPG and that they have the right to transfer the same under this SEA

1.5 The Agricon Shares. Agricon represents and warrants that it has reserved and set aside and has the authority to issue the 12,000,000 shares of its common stock (defined as the “Agricon Shares”) and that when such Agricon Shares are issued and delivered on the terms hereof the same will be validly issued, fully paid and non-assessable shares of Agricon, free from lien or encumbrance except as provided herein.

2.                   Other Transactions; Representations and Disclosures.

2.1 The Lease. All Parties are informed and agree that CPG is working to perfect the Lease with the Lomo Family and each Party represents and warrants to each other Party that such warranting Party knows of no fact or circumstance suggesting that the Lease will be unavailable on currently expected terms or that a survey will be unavailable within a reasonable period of time. It is recognized that relocation expenses may be incurred and or may reduce the total number of Hectors covered by the Lease, (possibly reducing the expected 8,000 Hectors to 5,600 Hectors) and the Parties agree that such adjustments will be considered equitably and in good faith by the Parties after the Closing.

2.2 Lock-up Agreements. Global Green Capacity Limited agrees to submit a substantial portion of its Agricon Shares to a 2 year lock-up agreement and will sign with Agricon such an agreement using reasonable and customary terms.

2.3 The Separation Agreement with PBM. Prior to or at the time of the Closing, Agricon has executed a Separation Agreement with former CEO and Director, Peter Brinckler Moller.

2.4 The Schedule 14-f Filed by Agricon. The Parties have reviewed the contents of the Schedule 14-f filed at the SEC by Agricon on or about March 13, 2012.

2.5 The Private Placement. The Parties are satisfied with the status of the on-going Agricon Private Placement. In particular, the Parties recognize (i) that Agricon has received $500,000 in cash and has issued 1,000,000 shares of its common stock to four foreign investors; that Agricon has received a subscription or subscriptions from one or more additional foreign investors for a total of $110,000 for the purchase of 220,000 shares (the “New Subscription Agreement”); and (iii) that Agricon has received the assurances of Pacific Wave that, in the event the New Subscription Agreements are not acceptable to Agricon or otherwise does not close by April 15, 2012, then Pacific Wave will promptly subscribe to and purchase 200,000 shares of common stock of Agricon and pay the purchase price in cash of $100,000 for said shares.

2.6 The Audited Financial Statements of CPG. The Parties agree that the Financial Statements of CPG have been prepared by CPG with assistance of Agricon and each Party represents that it accepts said Financial Statements as accurate and complete and agrees that the Financial Statements fairly represent the operations of CPG.

2.7 Agricon is a Shell Company with Current Filing with the SEC. Each Party states that it is fully informed about the SEC status of Agricon as a shell company. Each Party has done its own due diligence concerning the conditions and nature of the Merger and the impact it will have on the “shell company” status of Agricon. Each Party states that it has no knowledge or notice suggesting that Agricon is other than fully current in its filings with the SEC and each Party states that it is fully informed about Agricon from access to public filings and from its due diligence herein.

2.8 The Draft Super 8-K. The Parties have reviewed the current draft of the Super 8-K that Agricon plans to file with the SEC within 4 business days of the Closing. The Parties are satisfied with the content of the Super 8-K and each Party specifically states that it knows of no fact or circumstance current or prospective that is inaccurately stated in the Super 8-K or which is not stated but should be stated so as to make the contents of the Super 8-K accurate and complete. Provided, however, that the Parties acknowledge that the final determination of the content and wording of the Super 8-K resides solely with Agricon who acts and will act as authorized by its board of directors and on advise of its counsel.

2.9 The Original Letter Agreement and the Confidentiality Agreement. The Parties agree that the terms of the original letter agreement between Agricon and Global Green Capacity Limited have been fully satisfied or will be fully satisfied by the Closing and it is merged into this ESA and made a part hereof. The Parties agree that the terms of any Confidential Disclosure Agreement between any of them continue as provided therein and are not superseded hereby except as specifically provided herein.

2.10 Other Disclosures and Due Diligence. Each of Agricon and the SHG has done all due diligence it desires in the circumstances and acknowledges and agrees that it has received all information and documents it has requested of any other Party. Each of Agricon and SHG agrees that it is acting freely, with full knowledge and with the benefit of such accounting and legal advice as it has desired in the circumstances. Each of the Parties knows of no limitation, circumstance or fact that suggests the Parties are not ready to complete the Closing.

2.11 The CPG Equity and the Agricon Shares. Each Party represents and agrees that it is fully informed concerning the provisions and circumstances concerning the CPG Equity and the Agricon Shares. Without limiting the foregoing, Each Party represents and agrees that it knows of no fact or circumstance calling into question the validity, the ownership and the transferability without encumbrance of the CPG Equity and the Agricon Shares. The SHG acknowledge that the certificates for the Agricon Shares will bear a restrictive legend.

3.                   Additional Agreements and Undertakings of the Parties.

3.1 Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Agricon (i) shall obtain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any person, including any governmental authority, in connection with the consummation of the Merger and the other transactions contemplated hereby or by any other Transaction Documents and (ii) shall prepare and file any other documents or filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or state securities (or blue sky) or related laws relating to the execution of this Agreement and each of the other Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby.

3.2 Further Assurances and Support. Each of the Parties agrees and undertakes to do such acts, execute such instruments and documents as shall be necessary or desirable to further accomplish the purposes hereof and to assure the effective Closing of the Merger.

3.3  Deposit of Agricon Shares in Escrow by the SHG. As further assurance to Agricon that the Lease can be completed and recorded with the appropriate Ghana government office, the SHG hereby agree to deposit with ClearWater Law & Governance Group LLC as the Escrow Agent hereunder and hereby instruct Agricon and its Transfer Agent, upon Closing of the SEA, to deliver to the Escrow Agent, a total of 11,900,000 shares of the 12,000,000 Agricon Shares (the “Escrowed Shares”) received by the SHG or deliverable to the SHG under this SEA. Further, the SHG, CPGL, and Agricon hereby instruct the Escrow Agent to hold such Escrowed Shares until it receives valid notice that the Lease with its survey has been completed and the Lease has been recorded as provided herein, whereupon, the Escrow Agent shall deliver the Escrowed Shares to the SHG or to such persons as they direct or as is specified in the SEA.

4.                   Conditions Precedent to the Closing.

4.1  No Objections; No Material Adverse Change. It shall be a condition to Closing for any Party that no third party and no governmental party has initiated any investigation or proceeding challenging the Merger or the capacity of any Party to make the representations or perform the commitments provided herein. It shall be a further condition to Closing that no Party will have experienced a Material Adverse Event prior to Closing.

5.                   Miscellaneous.

5.1 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be such addresses as are specified by a Party from time to time or, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice to the other party at least five business days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause “(i),” “(ii)” or “(iii)” above, respectively.

5.2 Entire Agreement. This Agreement, together with the other Transaction Documents, supersedes all other prior oral and written agreements between the Parties and/or their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, together with the other Transaction Documents and the other instruments referenced herein and therein, contains the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Parties makes any representation, warranty, covenant or undertaking with respect to such matters. As of the date of this Agreement, there are no unwritten agreements or representations between the Parties with respect to the matters discussed herein.

5.3  Expenses. Except as expressly set forth herein each Party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

5.4  Time. Time is of the essence in the performance of the Parties’ respective obligations herein contained.

5.5  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

5.6  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and heirs; provided that no Party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of each of the other Parties, which consent may be withheld in the sole discretion of any Party, and any such transfer or assignment without said consent shall be void.

5.7  No Third Parties Benefited. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8  Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

5.9  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, the state of incorporation of Agricon, without giving effect to any choice of Law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature page to follow]

In Witness Whereof, the Parties have set their signatures to this Stock Exchange Agreement as of the Effective Date above, intending to be bound and being duly authorized.

CPGL By:___Lars Bollerup____________ Its:___Managing Director_______	Invest In Ghana Co. Limited By: __Torben Soerensen_____ Its: __CEO__________________
Agricon By:_/s/ Bob Bench____________ Its:____President_____________	Global Green Capacity Limited By: __Torben Soerensen_____ Its: __CEO__________________